Exhibit 10.1

AMENDMENT NO. 2

ADDITIONAL BENEFITS PLAN OF

DEL MONTE CORPORATION

(As amended through January 1, 2005 and restated effective as of December 20, 2002)

The Additional Benefits Plan of Del Monte Corporation , as amended and restated effective as of December 20, 2002 and as amended through January 1, 2005, and as amended by Amendment No. 1 adopted December 14, 2006 (the “Plan”) is hereby amended pursuant to Section 6.1 of the Plan effective as of January 1, 2008.

This Amendment is intended to be an amendment for the purposes of compliance with Internal Revenue Code Section 409A (“Section 409A”) and the guidance issued thereunder, subject to the transition period provisions of IRS Notice 2007-78.

1.

Section 3.3 is amended by deleting this section and replacing it with the following:

After the benefit has been determined under Section 3.2, it will be paid to a Covered Individual in the form of a lump sum that is the Actuarial Equivalent of the single life annuity determined under Section 3.2.

2.

Section 3.4 is amended by deleting subsections (b) and (c).

3.

Section 4.2(b)(1) is amended by adding at the end as follows:

and any annual bonus paid under the AIP after the date of termination of employment but included in Compensation for the purposes of the Defined Benefit Plan (B).

4.

Section 4.4 is amended by deleting the subsection and replacing it with the following:

The benefit under this Plan is payable as of the first of the month coincident with or next following the Employee’s Severance Date, subject to the delay of payment under Section 4.5.

5.

Section 5.2(a) is amended by deleting subsections (ii) and (iii) and replacing them with the following:

(ii) the amount of the Additional Benefit for an Eligible Individual who first becomes Vested during a calendar year shall be determined as of December 31 of that calendar year for that calendar year and any preceding calendar year during which the person was eligible to participate in an Individual Account and was not vested, and shall be paid no later than March 15 of the immediately following calendar year, and (iii) the amount of the Additional Benefit for an Eligible Individual who dies, retires or separates from employment with the Corporation during a calendar year shall be determined as of the December 31 that is coincident with or in the calendar year of such separation from employment,

6.

Section 5.4(c) is amended by adding at the end, “and paid by March 15 of the immediately following calendar year.”

7.

Section 5.4(d) is amended by deleting “provided, that for an individual who first became an Eligible Individual during a calendar year, such election shall be made not later than thirty (30) days after his Eligibility Date”.

8.

Section 10.2(b) is amended by deleting the third and fourth sentences and replacing it with the following:

In the event that the employment of such an individual is terminated under the provisions of a written contract with the Corporation pursuant to which such individual is paid a severance amount, and for which such contract also provides for accrual of benefits under a defined benefit or non-qualified plan as a benefit continuation severance benefit, the benefit calculated under Section 3 for such individual shall include the amount of severance as if such payment were compensation as of the individual’s Severance Date under the applicable Defined Benefit Plan.

9.

Section 6.1 is amended by adding at the end the following:

It is the intention of the Corporation and each Participant that this Plan not result in unfavorable tax consequences to a Participant under Code Section 409A. Accordingly, each Participant, as a condition of participation, consents to any amendment of this Plan as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide or make available to a Participant a copy of such amendment. Any such amendment shall be made in a manner that preserves to the maximum extent possible the intended benefits to a Participant. This Section 6.1 does not create an obligation on the part of the Corporation to modify this Plan and does not guarantee that the amounts or benefits owed under this Plan will not be subject to interest and penalties under Code Section 409A.

10.

A new Section 11 is added as follows:

Section 11 Section 409A Compliance

11.1 Acceleration of Payment Date. Notwithstanding the provisions of the Plan to the contrary, the distribution of benefits under the Plan may be accelerated, with the consent of the Corporation, in accordance with Code Section 409A and the rules and regulations thereunder, including, but not limited to, acceleration in connection with the following:

(a) Acceleration is permitted to make payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b) Acceleration is permitted to make payments as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(c) Acceleration is permitted to make payments of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this acceleration provision may not exceed the aggregate of the applicable FICA amount, and the income tax withholding related to such FICA amount.

(d) Upon a good faith, reasonable determination by the Corporation, upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A with respect to a Participant and the regulations thereunder, acceleration is permitted to make payments to the Participant not to exceed the amount required to be included in income as a result of any such failure.

11.2 Delay of Payment Date Notwithstanding the provisions of the Plan to the contrary, the distribution of benefits under the Plan may be delayed in any manner and for any period of time as permitted under Code Section 409A, as determined by the Committee.

11.3 Separation From Service Termination of employment shall not be considered to have occurred until the Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to Section 409A of the Code.

11.

Except as specifically amended herein, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 2 to be adopted by the Compensation and Benefits Committee of the Board of Directors and executed by its duly designated officer.

DEL MONTE CORPORATION

By:	/s/ Richard W. Muto
Richard W. Muto
Vice President, Human Resources

Date: September 27, 2007